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                                                                    EXHIBIT 23.2


                    [DEGOLYER AND MACNAUGHTON LETTERHEAD]

                               January 22, 1996





Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

         Pursuant to your request, we have prepared estimates, as of December 31, 1995, of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties in the United States, Canada, and Trinidad owned by Enron Oil & Gas Company, hereinafter referred to as "Enron." The properties consist of working interests located onshore in the states of New Mexico, Texas, Utah, and Wyoming and in the offshore waters of Texas, Louisiana, and Alabama, in the province of Saskatchewan in Canada, and in the offshore waters of Trinidad. The estimates are reported in detail in our "Report as of December 31, 1995 on Proved Reserves of Certain Properties in the United States owned by Enron Oil & Gas Company c Selected Properties," our "Report as of December 31, 1995 on Proved Reserves of Certain Properties in Canada owned by Enron Oil & Gas Company c Selected Properties," and our "Report as of December 31, 1995 on Proved Reserves of the Kiskadee Field, SECC Block, Offshore Trinidad for Enron Oil and Gas Company," hereinafter collectively referred to as the "Reports." We also have reviewed information provided to us by Enron that it represents to be Enron's estimates of the reserves, as of December 31, 1995, for the same properties as those included in the Reports.

         Proved reserves estimated by us and referred to herein are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. Proved reserves are defined as those that have been proved to a high degree of certainty by reason of actual completion, successful testing, or in certain cases by adequate core analyses and electrical-log interpretation when the producing characteristics of the formation
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are known from nearby fields. These reserves are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material. This definition is in agreement with the definition of proved reserves prescribed by the Securities and Exchange Commission.

         Enron represents that its estimates of the proved reserves, as of December 31, 1995, net to its leasehold interests in the properties included in the Reports are as follows:

                   Oil, Condensate, and
                    Natural Gas Liquids                   Natural Gas                  Net Equivalent
                    (thousand barrels)                (million cubic feet)           Million Cubic Feet
                   --------------------               --------------------           ------------------
                         17,536                            1,408,800                     1,514,016


                   Note: Net equivalent million cubic feet is based on 1 barrel of oil, condensate, or natural gas liquids being equivalent to 6,000 cubic feet of gas.


         Enron has advised us, and we have assumed, that its estimates of proved oil, condensate, natural gas liquids, and natural gas reserves are in accordance with the rules and regulations of the Securities and Exchange Commission.

         Proved reserves estimated by us for the properties included in the Reports, as of December 31, 1995, are as follows:

                   Oil, Condensate, and
                    Natural Gas Liquids                   Natural Gas                 Net Equivalent
                    (thousand barrels)               (million cubic feet)           Million Cubic Feet
                   --------------------              --------------------           ------------------
                         15,615                            1,345,077                    1,438,767


                   Note: Net equivalent million cubic feet is based on 1 barrel of oil, condensate, or natural gas liquids being equivalent to 6,000 cubic feet of gas.


         In making a comparison of the detailed reserves estimates prepared by us and by Enron of the properties involved, we have found differences, both positive and negative, in reserves estimates for individual properties. These differences appear to be compensating to a great extent when considering the reserves of Enron in the properties included in our reports, resulting in overall differences not being substantial. It is our opinion that the reserves estimates prepared by Enron on the properties reviewed by us and referred to above, when compared on the basis of net
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equivalent million cubic feet of gas, do not differ materially from those prepared by us.

                                        Submitted,

                                        /s/ DEGOLYER AND MACNAUGHTON

                                        DeGOLYER and MacNAUGHTON


         [SEAL]                         /s/ VERNON E. PRINGLE, JR., P.E.
                                        ----------------------------------------
                                        Vernon E. Pringle, Jr., P.E.
                                        Senior Vice President
                                        DeGolyer and MacNaughton